Exhibit 99.1

NEWS RELEASE

MEDIA CONTACT Robin J. Lampe Phone: 785.856.9350 INVESTOR CONTACT Darius G. Nevin Phone: 785.856.9368

PROTECTION ONE ANNOUNCES REVIEW OF STRATEGIC ALTERNATIVES

LAWRENCE, Kan., Jan. 20, 2010 — Protection One, Inc. (Nasdaq: PONE), a leading national provider of electronic security services to the residential, commercial and wholesale markets, today announced that it is commencing a process to explore and evaluate strategic alternatives, including a possible sale of the Company, in order to maximize shareholder value.  Protection One has engaged J. P. Morgan to advise the Company’s Board of Directors in this process.

The Company noted that there can be no assurance that this review of strategic alternatives will result in Protection One pursuing any transaction, or that any transaction pursued by the Company will be completed. Protection One does not anticipate making any further public comment regarding its process until and unless a definitive agreement on a transaction is reached, and no assurance can be given that such an agreement will be entered into.

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Forward-looking Statements: Certain matters discussed in this news release are “forward-looking statements.”  The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability.  Forward-looking statements may include words or phrases such as “we believe,” “we anticipate,” “we expect,” “we intend” or words of similar meaning or their negatives.  Forward-looking statements may describe our future plans, objectives, expectations or goals, including, but not limited to, our exploration of strategic alternatives. Our actual results may differ materially from those discussed here as a result of numerous factors, including, but not limited to those described in our filings with the Securities and Exchange Commission.  Please see our Quarterly Report on Form 10-Q for the period ended September 30, 2009, and our Annual Report on Form 10-K for the year ended December 31, 2008, for a discussion of factors affecting our performance.  Protection One disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this news release.

Protection One is one of the largest vertically integrated national providers of sales, installation, monitoring, and maintenance of electronic security systems to homes and businesses and has been recognized as one of “America’s Most Trustworthy Companies” by Forbes.com. Network Multifamily, Protection One’s wholly owned subsidiary, is the largest security provider to the multifamily housing market. The Company also owns the nation’s largest provider of wholesale monitoring services, the combined operations of CMS and Criticom International. For more information about Protection One, visit www.ProtectionOne.com.